July 22, 2009

Mr. Alan H. Benjamin

[address omitted]

Dear Alan:

This letter will serve as an agreement between you and Pulse Engineering, Inc. ("Pulse") regarding what constitutes a termination of your employment at Pulse and setting forth the rights and obligations of each of us upon the occurrence of such a termination. We intend that this letter constitutes a legal and binding agreement between us, and we acknowledge good and valuable consideration for our joint promises in this letter. The Board of Directors of Technitrol, Inc. ("TNL") (the "Board of Directors" or "Board") approved this Agreement at a meeting on July 22, 2009, and it shall have a term which expires three years from that date.

1. Definitions.

"Agreement" means this letter between Pulse and Alan H. Benjamin dated July 22, 2009.

"Cause" means any of the following: (a) gross negligence or willful misconduct which is materially injurious to Pulse or TNL and which, if susceptible of cure, is not cured within thirty (30) days after notice to you which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the Board of Directors of TNL concludes in good faith that such event does not render you unable to effectively perform your duties as President of Pulse or materially and adversely affect Pulse's or TNL's reputation or ongoing business activities; or (c) misappropriation of TNL's funds or other dishonesty which in the good faith opinion of the Board of Directors of TNL, renders you unable to effectively manage Pulse or materially and adversely affects Pulse's or TNL's reputation or ongoing business activities.

"Disability" or "complete disability" or "total disability" shall mean that you are unable to engage in any gainful activity substantially similar to your employment at Pulse by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period not less than 12 months.

"Good Reason" means:

a) a material change in your authority, duties or responsibilities; provided, however, that a reorganization as envisioned by the organizational matrix provided to you by the CEO of TNL wherein the manufacturing function will no longer report to you or an organizational change similar in scope and substance to that shall not constitute a material change in your duties;

b) the failure of Pulse or TNL or the Board to act in good faith with respect to this Agreement or the failure to perform its material obligations under this Agreement which have not been cured within twenty (20) days after written notice from you setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity; or

c) any actual reduction in your annual base salary (for purposes of this Agreement a failure to raise your base salary in any period shall not be considered to be a reduction in your base salary); or

d) Pulse requires you to be based at any office or location which is located more than 25 miles from Pulse's current headquarter office in San Diego, CA; or

e) failure to be included in any benefit plan in which all other senior similarly situated executives of Pulse participate.

"Sec. 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

2. Employment Termination.

Your employment with Pulse shall terminate upon the earlier occurrence of any of the following events to be effective from and after the date of such event:

A. your death or retirement;

B. you become totally disabled;

C. Pulse terminates your employment for Cause;

D. Pulse terminates your employment for any reason other than Cause;

E. You terminate your employment for Good Reason; or

F. You terminate your employment for any reason other than Good Reason

3. Effect of Employment Termination.

(i) Death or Retirement: Upon termination of your employment due to your death, or your voluntary retirement after the age of 62, then, Pulse will pay you or your estate a sum equal to:

a. The unpaid portion of your base salary through the end of the month in which termination occurs;

b. any bonus (commensurate with those paid to other executives) for the bonus period in which termination occurs, pro-rated to the date of termination; and

c. any other ordinary course benefits to which you were entitled as an employee of Pulse and/or pursuant to any cash or stock-based incentive or bonus plan, or other benefit, retirement or other plan, program or arrangement which were then due but unpaid at the date of your death, including reimbursement for expenses not yet paid and incurred in accordance with Pulse's policy.

d. All of the benefits referred to in this Section 3(i) will be paid no later than thirty (30) days after the date of your death or retirement.

(ii) Total Disability: Upon termination of your employment due to your complete disability, then (in addition to providing to you the benefits due under any disability, retirement or other benefit plan), Pulse will pay you a sum equal to:

a. the unpaid portion of your base salary through the end of the month in which termination is determined to have occurred;

b. any bonus (commensurate with those paid to other executives) for the bonus period in which termination is determined to have occurred, pro rated to the date of termination; and

c. any other ordinary course benefits to which you were entitled as an employee of Pulse and/or pursuant to any cash or stock-based incentive or bonus plan, or other benefit, retirement or other plan, program or arrangement which were then due but unpaid at the date of your disability, including reimbursement for expenses not yet paid and incurred in accordance with Pulse's policy.

d. The benefits set forth in subsection (ii) above will be paid no later than thirty (30) days after the date on which your complete disability is deemed to commence.

(iii) By Pulse for Cause or by You Without Good Reason:

Upon employment termination by Pulse for Cause or by you without Good Reason, Pulse will pay you, within thirty (30) days after the date of your termination, a sum equal to:

a. The unpaid portion of your base salary through the effective date of termination; and

b. any other ordinary course benefits to which you were entitled as an employee of Pulse and/or pursuant to any cash or stock-based incentive or bonus plan, or other benefit, retirement or other plan, program or arrangement which were then due but unpaid at the date of termination, including reimbursement for expenses not yet paid and incurred in accordance with Pulse's policy.

(iv) By Pulse Without Cause or by You for Good Reason:

Upon termination of your employment by Pulse without Cause or by you for Good Reason, Pulse will:

a. pay you the unpaid portion of your base salary through the end of the month in which termination occurs;

b. pay you an amount equal to 2.625 times your annual salary in effect at the date of termination;

c. pay you any other ordinary course benefits to which you were entitled as an employee of Pulse and/or pursuant to any cash or stock-based incentive or bonus plan, or other benefit, retirement or other plan, program or arrangement which were then due but unpaid at the date of termination, including reimbursement for expenses not yet paid which were incurred in accordance with Pulse's policy;

d. immediately vest any shares of restricted stock which are held by you on the date of such termination and which have not yet vested and pay you any related cash or tax gross-up payments due as a result of such vesting as provided for by any applicable plan (provided you have not earlier made an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed when such shares were received);

e. provide you with health and life insurance benefits as you were receiving on the date of termination along with your health club membership, in each case for 18 months following the date of termination. Pulse will continue to pay these expenses on your behalf when due for the period indicated in the preceding sentence. Thereafter, you will be entitled to such COBRA benefits as are required to be made available to you by applicable law. However, if it is necessary, in the opinion of counsel, to ensure that this Agreement is in compliance with Section 409A, you may pay any or all of these expenses when due until the date that is six months after the date of your termination of employment and Pulse will reimburse you for such expenses that you have paid on the date which is six months after your termination date;

f. provide you with outplacement services from an agency of your choice reasonably satisfactory to Pulse; Pulse will pay the reasonable expenses of such a service for a period not to exceed 12 months from commencement of such services; and

g. in the event that any compensation or remuneration paid or payable to you by Pulse is deemed to be "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and as a result you are subject to excess tax with respect to such payments, Pulse will pay you, in addition to any other payments or benefits to which you are otherwise entitled, an amount that, taking into account any income or excess taxes payable with respect to such payment, would result in you receiving the amount you would have received initially if excess taxes were not imposed on such payment deemed to be excess parachute payments.

All of the benefits referred to in this section (iv) above will be paid no later than thirty (30) days after the date of your termination, or, if necessary, in the opinion of counsel, to ensure that this agreement is in compliance with Sec. 409A, on the date that is six months after your termination of employment.

4. Capacity and Duties; Development.

You shall devote your full working time, energy, skill and best efforts to the performance of your duties set forth in this Agreement, in a manner which will faithfully and diligently further the business and interests of Pulse and its subsidiaries, and shall not be employed by, or participate or engage in, or be a part of in any manner, including as an employee, consultant, director (except for Mushroom Networks, Inc., of which you are and may remain a director), trustee or similar function, the management or operation of any other enterprise without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion.

During the course of your employment, you will participate in various development activities designed by the principal human resource officer of TNL, the goal of which will be to make you more familiar with managing in a public company environment and interacting with constituencies in such an environment.

5. Confidentiality.

You acknowledge a duty of confidentiality owed to Pulse and TNL and shall not, at any time during your employment by Pulse or thereafter, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information of Pulse or TNL or any of their respective subsidiaries obtained or acquired while so employed. All computer software, customer lists, price lists, catalogs, records, and proprietary know-how acquired while an employee of Pulse or TNL, are acknowledged to be the property of Pulse or TNL and shall not be duplicated, removed from Pulse or TNL's possession, or made use of other than in pursuit of Pulse or TNL's businesses; and, upon termination of employment for any reason, you shall promptly deliver to Pulse, without further demand, all copies thereof which are then in your possession or control.

6. Inventions and Improvements.

During the term of your employment, you shall promptly communicate to Pulse all ideas, discoveries and inventions which are or may be useful to Pulse or its business. You acknowledge that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by you and every item of knowledge relating to Pulse's business interests (including potential business interests) gained by you during your employment are the property of Pulse, and you irrevocably assign all such ideas, discoveries, inventions, improvements, and knowledge to Pulse for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by you alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Pulse's business interests (including potential business interests), and whether or not within the specific realm of your duties. You shall, upon the request of Pulse, at any time during or after your employment with Pulse, sign all instruments and documents requested by Pulse and otherwise cooperate with Pulse to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon.

7. Noncompetition.

During the term of your employment and for 18 months after any termination of employment, you shall not directly or indirectly:

a. engage, directly or indirectly, anywhere in the world on behalf of the following entities: Tyco Electronics, Bel Fuse, Inc., Amphenol, Inc., Molex, Inc., Delta, Foxconn, Halo (proper names), in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product or equipment which at any time during the term of such employment or the immediately preceding twelve month period has been manufactured, sold or distributed by Pulse or any subsidiary or any product or equipment which Pulse or any subsidiary was developing during such period for future manufacture, sale or distribution;

b. solicit, or contact with a view to the engagement or employment by, any person or entity of any person who is an employee of Pulse or TNL; or

c. engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of Pulse or TNL or any of their affiliates to take any action which might be materially disadvantageous to Pulse or TNL or any of their affiliates.

The duration of your covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which you are in violation of the provisions contained in this Section.

8. Injunctive and Other Relief.

You acknowledge that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by you of such covenants, and accordingly expressly agree that, in addition to any other remedies which TNL may have, TNL shall be entitled to injunctive relief in any court of competent jurisdiction for any breach of any such covenants by you. Nothing contained in this Agreement shall prevent or delay TNL from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach by you of any of your obligations under this Agreement.

Monetary claims against you under this Agreement will in no event exceed the amount actually paid to you under this Agreement.

9. Mitigation

You shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which Pulse or TNL (or any other person or entity) may have against you.

10. Employment Status

You and TNL acknowledge and agree that your employment is "at will" and may be terminated at any time, by Pulse with or without Cause or by you with or without Good Reason, subject to applicable law.

11. Miscellaneous Provisions

A. Neither you, TNL nor Pulse will assign this Agreement without the prior written consent of the other. This Agreement will bind any successors to Pulse and/or TNL.

B. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by recognized overnight courier or by the United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Pulse:

Technitrol, Inc.

1210 Northbrook Drive

Suite 470

Trevose, PA 19053

Attn: General Counsel

If to you:

Alan H. Benjamin

[address omitted]

C. This Agreement is the entire agreement between us regarding the subject matter to which it relates and supersedes all prior agreements and understandings, oral or written. The Agreement cannot be amended, changed or modified except in a writing signed by both parties.

D. The Agreement will be governed and construed in accordance with Pennsylvania law.

E. The invalidity or unenforceability of any particular provision or part of any provision of the Agreement shall not affect the other provisions or parts of the Agreement. If any provision of the Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be interpreted to provide protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained in this Agreement, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

F. Any indemnification obligations to which you are entitled as a director, officer and employee of Pulse whether by contract or pursuant to Pulse's or TNL's charter or by-laws, relating to the period prior to termination, shall survive such termination and shall thereafter be paid to you as and when due in accordance with applicable law and the constituent documents of Pulse and/or TNL.

G. The obligations of Pulse or TNL under this Agreement (together with Pulse's or TNL's obligations to you under any cash or stock-based incentive or bonus plan or other benefit, retirement or other plan, program or arrangement), shall be in lieu of any other damages, compensation or benefits to which you might be entitled, directly or indirectly, in connection with this Agreement.

H. The payments due to you under this Agreement are conditioned upon the execution and delivery by you, and/or your personal representatives, of a general release, pursuant to which you shall release Pulse and TNL from all claims relating to your employment or otherwise, except Pulse and TNL's continuing obligations under this Agreement; provided that such release shall not obligate you to perform any services for Pulse and TNL during any period after your employment nor correlate any benefits to which you are entitled on "transition period" cooperation.

If the foregoing meets with your approval, please sign where indicated below and return a signed copy to me.

Sincerely,

TECHNITROL, INC.

/s/ James M. Papada, III

By: James M. Papada, III

Chief Executive Officer

PULSE ENGINEERING, INC.

/s/ Pulse Engineering, Inc.

ACCEPTED AND AGREED

/s/ Alan H. Benjamin

Alan H. Benjamin